EXHIBIT 99

Company Contact:	Investor Relations Contact:

Martin McDermut	David Barnard, Moriah Shilton

Vice President, Chief Financial Officer	Email:dbarnard@lhai.com

Email: mmcdermut@suptech.com	Investor Relations/San Francisco

(805) 690-4500	(415) 433-3777

SUPERCONDUCTOR TECHNOLOGIES INC.
FILES RESPONSE TO ISCO INTERNATIONAL PATENT SUIT

Files Counterclaim for Declaratory Judgement of Invalidity and Noninfringement

SANTA BARBARA, Calif., August 23, 2001 — Superconductor Technologies Inc. (Nasdaq NM: SCON) (“STI”), the global leader in high-temperature superconducting products for wireless applications, announced today that it has filed an Answer and Counterclaim to the complaint of ISCO International, Inc. (“ISCO”) filed on July 17, 2001 in the United District Court for the District of Delaware.

In its complaint, ISCO alleges that STI’s SuperFilter product infringes U.S. Patent No. 6,263,215 (the “’215 Patent”). The ‘215 Patent, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” was issued on the same date that ISCO filed the complaint. Upon receiving the complaint, the Company immediately initiated a formal review of the newly-issued patent and began investigating the merits of ISCO’s claim against STI.

After completing its review and investigation of the matter, STI filed an Answer and Counterclaim yesterday against ISCO in the Delaware District Court. In its response, STI denies the allegations and seeks a formal declaration that the ‘215 patent is invalid and not infringed.

M.     Peter Thomas, president and chief executive officer of STI, commented on STI’s Answer and Counterclaim stating: “Based on our detailed review of the patent, we strongly believe that ISCO’s complaint is without merit. As we have stated previously, we intend to mount a vigorous defense in this case and our filing marks the start of that process. We are quite confident in our legal position and we fully expect to prevail in this matter.”

About STI Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing and manufacturing superconducting products for wireless networks. STI’s SuperFilter System utilizes high-temperature superconducting technology, along with proprietary cryogenic cooling, to create a front-end filter and amplifier system utilized in wireless base stations to enhance their performance. These enhancements include extending the range of base stations, lowering dropped and blocked calls, increasing capacity, enabling higher data rates for wireless data transmission, and generally improving the quality of the wireless connection. SuperFilter is a registered trademark of Superconductor Technologies Inc. For more information, visit http://www.suptech.com.

Safe Harbor Statement The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: the uncertainties of litigation and the outcome of patent litigation with ISCO International; unanticipated delays in shipments to customers; the Company’s ability to expand its operations to meet anticipated product demands; the ability of the Company’s products to achieve anticipated benefits for its customers; the anticipated growth of the Company’s target markets; and its ability to achieve profitability. The Company refers interested persons to it most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Web site: http://www.suptech.com

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